TRANSNET REPORTS INCREASED PROFITS AND REVENUE
               IN FISCAL 2006 SECOND QUARTER AND SIX MONTH PERIOD


/FOR IMMEDIATE RELEASE/                                  CONTACT: Steven J. Wilk
                                                                  (908) 253-0500

BRANCHBURG, NEW JERSEY, February 14, 2006 - TRANSNET CORPORATION (OTCBB: TRNT), a leading IT sales and service company, today announced results for the second quarter of fiscal 2006, and six months ended December 31, 2005. For the second quarter ended December 31, 2006, the Corporation reported net earnings of $52,298 or $0.01 per diluted share, compared to a net loss of $141,212, or $0.03 per diluted share, for the second quarter of fiscal 2005. Revenue was $8,504,034 for the fiscal 2006 quarter, as compared to $7,663,278 in the same period last year.

For the six months ended December 31, 2005, the Corporation reported net income of $130,781, or $0.03 per diluted share, on revenue of $19,585,894. This compares to net income of $23,188, or $0.00 per diluted share, on revenue of $18,356,505 for the same period of fiscal 2005.

Steven J. Wilk, President said, "We are pleased to report continued double digit revenue growth and increased profitability for the quarter ended December 31, 2005. We reported an 11% increase in total revenue this quarter, as we continued to execute our sales plan of rapid growth in the IP Telephony (also known as "VoIP") and security products, specifically into the small and medium size business markets, the educational market, including institutions of higher learning, as well as state and local government marketplaces.

"Unlike our legacy products and services such as personal computers, servers, and help desk support, our expanded line of IP products and related services are sold as proven cost saving solutions. Because of the benefits of these cost savings, we are able to command higher margins, which in turn have a direct impact on our bottom line.

"As a result of our change of product and service mix, we are pleased to report that for the December 2005 quarter, our gross profit margins on hardware sales increased from 8% to 14%, and our gross margins on services increased from 28% to 29%. These increases, along with our overall increase in revenue, resulted in our total gross profit for the fiscal 2006 quarter increasing from $1,346,148 to $1,753,017, an increase of 30%. For the six month period, our total gross profit increased by 17%, from $3,091,370 to $3,618,034.

"To expand these results, we plan to further penetrate the marketplaces we identify as having the greatest need for IP Telephony and security products and related services. In particular, we plan to enhance our penetration into eastern Pennsylvania, as we believe this area is rich in opportunities for commercial, educational, and state and local government sales.

"We are pleased to report that as of December 31, 2005, we had a record number of outstanding proposals for IP Telephony and security related installations. We are confident that many of these proposals will result in continued revenue and profit growth for our shareholders."

ABOUT TRANSNET
TransNet Corporation is a leading IP Telephony and IT sales and support provider for corporate and educational clients. TransNet provides sophisticated solutions, including system design and integration, help-desk support services and end-user training. Its clients include Fortune 100 organizations, primarily in the pharmaceutical, oil and gas, finance and communications industries, as well as educational and governmental institutions.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT MANAGEMENT EXPECTATIONS THAT INVOLVE RISK AND UNCERTAINTIES. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION:
THE IMPACT OF ECONOMIC CONDITIONS GENERALLY AND IN THE INDUSTRY FOR MICROCOMPUTER PRODUCTS AND SERVICES; DEPENDENCE ON KEY VENDORS; CONTINUED COMPETITIVE AND PRICING PRESSURES IN THE INDUSTRY; PRODUCT SUPPLY SHORTAGES; OPEN-SOURCING OF PRODUCTS OF VENDORS; RAPID PRODUCT IMPROVEMENT AND TECHNOLOGICAL CHANGE, SHORT PRODUCT LIFE CYCLES AND RESULTING OBSOLESCENCE RISKS; LEGAL PROCEEDINGS; CAPITAL AND FINANCING AVAILABILITY; AND OTHER RISKS SET FORTH IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


                       TRANSNET CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (unaudited)

                                                                         Three Months Ended December 31,
                                                                             2005                2004
                                                                  --------------------------------------
Revenues                                                          $        8,504,034      $    7,663,278

Pre-Tax Earnings (Loss)                                                       80,459           (265,615)

Income Tax (Benefit)                                                          28,161           (124,403)

Net Earnings (Loss)                                                           52,298           (141,212)

Basic Net Income (Loss) Per Common Share                                        0.01              (0.03)

Diluted Net Income (Loss) Per Common Share                                      0.01              (0.03)

Weighted Average Common Shares Outstanding:  Basic                         4,823,304           4,805,804

Weighted Average Common Shares Outstanding:  Diluted                       4,916,505           4,805,804


                                                                           Six Months Ended December 31,
                                                                             2005                2004
                                                                  --------------------------------------
Revenues                                                          $       19,585,894      $   18,356,505

Pre-Tax Earnings (Loss)                                                      199,372           (211,996)

Income Tax (Benefit)                                                          68,591           (235,184)

Net Earnings                                                                 130,781              23,188

Basic Net Income Per Common Share                                               0.03                0.00

Diluted Net Income Per Common Share                                             0.03                0.00

Weighted Average Common Shares Outstanding:  Basic                         4,823,304           4,805,804

Weighted Average Common Shares Outstanding:  Diluted                       4,925,992           4,935,243


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